EXHIBIT 99.1

Contact:	Elise Eberwein 480/693-5574 or 480/221-1328

FOR IMMEDIATE RELEASE: Tuesday, Nov. 4, 2003

AMERICA WEST REPORTS RECORD OCTOBER 2003 TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for October 2003. Revenue passenger miles (RPMs) were a record 1.8 billion, an increase of 2.4 percent from October 2002. Capacity for October 2003 was 2.3 billion available seat miles (ASMs). The passenger load factor for the month of October was a record 77.8 percent, up 3.9 points from October 2002.

     The airline reported a record year-to-date load factor of 76.8 percent, up 3.0 points from 2002. Year-to-date RPMs were a record 17.8 billion, a 7.5 percent increase from 2002. ASMs increased 3.3 percent for the current year to a record 23.2 billion.

     “With our seventh consecutive month of record passenger loads and continued strong unit revenue performance, we have further confirmation that the time is right for America West to implement growth plans and capitalize on growing consumer demand for low-fare service,” said Scott Kirby, executive vice president, sales and marketing. “A growing number of customers are realizing that America West’s service is right on par with the high-cost carriers, but our business fares are a fraction of the price. With our increased operations at our Las Vegas hub, which will begin in early January 2004, and new nonstop, transcontinental operations between Los Angeles and New York and Los Angeles and Boston, which began last week, we look forward to bringing our low fares to more customers across the country.”

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America West Airlines
October Traffic / 2

     The following summarizes America West’s October and year-to-date traffic results for 2003 and 2002:

	Oct. 2003	Oct. 2002	% Change

Revenue Passenger Miles (000)	1,811,645	1,769,288	2.4
Available Seat Miles (000)	2,327,563	2,395,278	(2.8)
Load Factor (percent)	77.8	73.9	3.9	pts.

	YTD 2003	YTD 2002	% Change

Revenue Passenger Miles (000)	17,820,513	16,576,341	7.5
Available Seat Miles (000)	23,214,896	22,471,758	3.3
Load Factor (percent)	76.8	73.8	3.0	pts.

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 12,000 employees serve nearly 55,000 customers a day in 92 destinations in the U.S., Canada and Mexico.

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